Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into the registration statements of BIO-key International, Inc. on Form S-8 (file nos. 333- 233737, 333-212066, 333-257520 and 333-257754), Form S-1 (file no. 333-239782), and Form S-3 (file nos. 333-233713, 333-225934 and 333-257875) of our report dated June 1, 2023 relating to the financial statements which appear in this Form 10-K as of December 31, 2022 and for the year then ended, which report is included in this Annual Report on Form 10-K of the Company for the year ended December 31, 2022.

Our report on the consolidated financial statements contain an explanatory paragraph regarding adjustments described in Note S to the consolidated financial statements that were applied to restate the 2021 financial statements to correct errors. We were not engaged to audit, review, or apply any procedures to the 2021 financial statements of the Company other than with respect to the adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2021 financial statements taken as a whole.

/s/ Marcum LLP

Marcum LLP

Saddle Brook, New Jersey

June 1, 2023